Exhibit 3.1

THE COMPANIES Act (As Revised)

of the cayman islands

company limited by shares

Amended and Restated MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

UNITED ACQUISITION CORP. I

(Adopted by Special Resolution passed on 28 January 2026 and effective on 28 January 2026)

THE COMPANIES Act (As Revised)

of the cayman islands

company limIted by shares

Amended and Restated MEMORANDUM OF ASSOCIATION

of

UNITED ACQUISITION CORP. I

(Adopted by Special Resolution passed on January 28, 2026 and effective on January 28, 2026)

1.	The name of the Company is United Acquisition Corp. I.

2.	The registered office of the Company will be situated at the offices of Appleby Global Services (Cayman) Limited, 71 Fort Street, PO Box 500, Grand Cayman, KY1-1106, Cayman Islands or at such other place in the Cayman Islands as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object that is not prohibited by the laws of the Cayman Islands.

4.	The Company shall have and be capable of exercising all the powers of a natural person of full capacity as provided by law.

5.	The liability of each Member is limited to the amount, if any, unpaid on such Member’s shares.

6.	The authorised share capital of the Company is US$11,100.00 divided into 100,000,000 Class A ordinary shares of a par value of US$0.0001 each, 10,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

7.	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

8.	Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

THE COMPANIES Act (As Revised)

of the cayman islands

company limited by shares

Amended and Restated ARTICLES OF ASSOCIATION

of

UNITED ACQUISITION CORP. I

(Adopted by Special Resolution passed on January 28, 2026 and effective on January 28, 2026)

1.	INTERPRETATION

1.1	In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

Affiliate: means, with respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person, and (a) in the case of a natural person, shall include such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, or a corporation, a company, partnership or other entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a corporation, a company, a partnership or other entity which directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such entity. The term Affiliated has meaning correlative to the foregoing;

Affiliated Transaction: has the meaning given to it in Article 54.14;

Applicable Law: means, with respect to any Person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any Governmental Authority applicable to such Person;

Articles: means these articles of association of the Company, as amended or substituted from time to time;

Audit Committee: means the audit committee of the board of Directors of the Company established pursuant to these Articles, or any successor committee, if any;

Auditor: means the Person for the time being performing the duties of auditor of the Company (if any);

Business Combination: means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company with one or more businesses (the target business);

Business Combination Redemption: has the meaning given to it in Article 54.5;

Class or Classes: means any class or classes of Shares as may from time to time be issued by the Company;

Class A Share: means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company;

Class B Share: means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company;

Class B Share Conversion: means the conversion of Class B Shares in accordance with Article 18;

Clearing House: means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction;

Company: means the above named company;

Company’s Website: means the website of the Company and/or its web-address or domain name (if any);

Compensation Committee: means the compensation committee of the board of Directors of the Company established pursuant to these Articles, or any successor committee, if any;

Completion Window: means the period of time commencing on, and including, the closing date of the IPO and ending on (a) the date that is 24 months after the closing date of the IPO, or (b) such later date as the Members may approve by an amendment to these Articles by Special Resolution in accordance with these Articles;

Control: means with respect to a Person, the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty per cent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms Controlled and Controlling have meanings correlative to the foregoing;

Designated Stock Exchange: means any national securities exchange or automated quotation system on which the Company’s securities are listed for trading, including The New York Stock Exchange;

Directors: means the directors for the time being of the Company;

Dividend: means any dividend (whether interim or final) resolved to be paid on Shares pursuant to these Articles;

Electronic Facility: means without limitation, website addresses and conference call systems, and any device, system, procedure, method or other facility whatsoever providing an electronic means of venue for a general meeting of the Company;

Electronic Record: has the same meaning as in the Electronic Transactions Act;

Electronic Transactions Act: means the Electronic Transactions Act (As Revised) of the Cayman Islands;

Equity-linked Securities: means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt;

Exchange Act: means the United States Securities Exchange Act of 1934, as amended, or any similar United States federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time;

Founders: means the Sponsor and all Members immediately prior to the consummation of the IPO;

Governmental Authority: means any nation or government or any province or state or any other political subdivision thereof, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, tribunal, government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organisation;

Indemnified Person: has the meaning given to it in Article 49.1;

Initial Conversion Ratio: has the meaning given to it in Article 18.1;

IPO: means the Company’s initial public offering of securities;

Management: has the meaning given to it in Article 55.1;

Member: has the same meaning as in the Statute;

Memorandum: means the memorandum of association of the Company, as amended or substituted from time to time;

Nominating and Corporate Governance Committee: means the nominating and corporate governance committee of the board of Directors of the Company established pursuant to these Articles, or any successor committee, if any;

Officer: means a Person appointed to hold an office in the Company;

Ordinary Resolution: means a resolution:

(a)	passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Member is entitled; or

(b)	approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed;

Ordinary Shares: means together the Class A Shares and Class B Shares;

Over-Allotment Option: means the option of the Underwriter to purchase up to an additional 15 per cent of the units sold in the IPO;

Permitted Withdrawals: means the amounts that may be withdrawn from the Trust Account including amounts (i) to fund the Company’s working capital requirements, which amount shall be the lesser of US$500,000 or 5% of the annual interest earned on the Trust Account, and/or (ii) to pay the taxes of the Company (other than excise taxes, if any), provided that all such Permitted Withdrawals can only be made (x) from interest and not from the principal held in the Trust Account and (y) only to the extent such interest is in amount sufficient to cover the Permitted Withdrawal amount;

Person: means any natural person, corporation, company, limited liability company, partnership, limited partnership, proprietorship, association, joint venture, institution, public benefit corporation, firm, trust, estate or other enterprise or entity (whether or not having a separate legal personality) or Governmental Authority or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any natural person or entity permitted to act as such in accordance with the laws of the Cayman Islands;

Preference Share: means a preference share of a par value of US$0.0001 in the share capital of the Company;

Private Placement Units: means the units to be issued to the Sponsor and the Underwriter in a private placement simultaneously with the consummation of the IPO and any equivalent units to be issued to the Sponsor or any of its Affiliates or the Directors or Officers upon conversion of working capital loans, if any;

Private Placement Warrants: means the warrants to be issued to the Sponsor and the Underwriter in a private placement simultaneously with the consummation of the IPO, including the warrants to be directly purchased by the Sponsor and the warrants included within the Private Placement Units to be issued to the Sponsor and the Underwriter;

Private Securities: means the Private Placement Warrants and the Private Placement Units;

Public Share: means a Class A Share issued as part of the units issued in the IPO;

Redemption Notice: means a notice in a form approved by the Directors by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein;

Redemption Price: has the meaning given to it in Article 54.5;

Register of Members: means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members;

Registered Office: means the registered office for the time being of the Company;

Seal: means the common seal of the Company (if adopted) and includes every duplicate seal;

SEC: means the United States Securities and Exchange Commission;

Series: means a series of a Class as may from time to time be issued by the Company;

Share: means a Class A Share, a Class B Share or a Preference Share and includes a fraction of a share in the Company;

Share Premium Account: means the share premium account established in accordance with these Articles and the Statute;

Special Resolution: means a resolution that is described as such in its terms:

(c)	passed by a majority of not less than two-thirds (or, prior to the closing of an initial Business Combination, with respect to amending Article 31.1, Article 31.2 or Article 51 (except where such amendment is proposed in respect of the consummation of a Business Combination), at least 90 per cent) of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Member is entitled; or

(d)	approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed;

Sponsor: means United Acquisition SPAC LLC, a Delaware limited liability company, and its successors or assigns;

Statute: means the Companies Act (As Revised) of the Cayman Islands;

Treasury Share: means a Share held in the name of the Company as a treasury share in accordance with the Statute;

Trust Account: means the trust account established by the Company upon the consummation of the IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of the private placement of the Private Placement Units simultaneously with the closing date of the IPO, will be deposited; and

Underwriter: means an underwriter of the IPO from time to time and any successor underwriter.

1.2	In these Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations and any other legal or natural persons;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)	the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing these Articles;

(j)	any requirements as to delivery under these Articles include delivery in the form of an Electronic Record;

(k)	any requirements as to execution or signature under these Articles including the execution of these Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)	the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect;

(n)	the term “holder” in relation to a Share means a Person whose name is entered in the Register of Members as the holder of such Share;

(o)	reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case; and

(p)	reference to a dollar or dollars or USD or US$ or $ and to a cent or cents is reference to dollars and cents of the United States of America.

2.	COMMENCEMENT OF BUSINESS

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3.	ISSUE OF SHARES AND OTHER SECURITIES

3.1	Subject to the provisions, if any, in the Memorandum and, where applicable, the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such Persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and these Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion set out in these Articles.

3.2	The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine and for such purposes the Directors may reserve an appropriate number of Shares for the time being unissued.

3.3	The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine and for such purposes the Directors may reserve an appropriate number of Shares for the time being unissued. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Underwriter determines that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K with the SEC and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

3.4	The Company shall not issue Shares to bearer.

3.5	Subject to Article 11, the Directors, or the Members by Ordinary Resolution, may authorise the division of Shares into any number of Classes and sub-classes and Series and sub-series and the different Classes and sub-classes and Series and sub-series shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes and Series (if any) may be fixed and determined by the Directors or the Members by Ordinary Resolution.

3.6	The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

3.7	The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same class is issued to or acquired by the same Member such fractions shall be accumulated.

4.	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute at such place or places as the Directors may from time to time determine. In the absence of any such determination, the Register of Members shall be kept at the Registered Office. Title to Shares may be evidenced and transferred in accordance with the laws applicable to and the rules and regulations of the Designated Stock Exchange.

4.2	The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5.	Closing of Register of Members or Fixing Record Date

5.1	For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, by any means in accordance with the requirements of the Designated Stock Exchange, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days. If the Register of Members shall be so closed for the purpose of determining those Members that are entitled to receive notice of, attend or vote at a meeting of Members the Register of Members shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register of Members.

5.2	In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6.	Certificates for Shares

6.1	A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other Person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to these Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one Person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4	Every share certificate sent in accordance with these Articles will be sent at the risk of the Member or other Person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5	Every share certificate of the Company shall bear legends required under Applicable Law, including the Exchange Act.

7.	Transfer of Shares

7.1	Subject to these Articles and the rules or regulations of the Designated Stock Exchange or any relevant rules of the SEC or securities laws (including, but not limited to the Exchange Act), a Member may transfer all or any of their Shares by an instrument of transfer.

7.2	The instrument of transfer of any Share shall be in (a) writing in any usual or common form, (b) such form as is prescribed by the Designated Stock Exchange, or (c) any other form as the Directors may determine, and shall be executed by or on behalf of the transferor (or otherwise as prescribed by the rules and regulations of the Designated Stock Exchange) and if in respect of a nil or partly paid up Share or the Directors so require, shall also be executed by or on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members in respect of the relevant Share.

7.3	Subject to the terms of issue thereof and the rules or regulations of the Designated Stock Exchange or any relevant rules of the SEC or securities laws (including, but not limited to the Exchange Act), the Directors may determine to decline to register any transfer of Shares without assigning any reason therefor. If the Shares in question were issued in conjunction with rights, options, warrants or units issued pursuant to these Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such rights, option, warrant or unit.

7.4	The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine.

7.5	All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same

8.	Transmission of Shares

8.1	If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only Persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

8.2	Any Person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some Person nominated by him registered as the holder of such Share. If he elects to have another Person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that Person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be.

8.3	A Person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such Person to elect either to be registered himself or to have some Person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to these Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

9.	Redemption, Repurchase and Surrender of Shares

9.1	Subject to the Statute and the rules or regulations of the Designated Stock Exchange, the Company may:

(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Member or the Company on such terms and in such manner as the Directors may determine; and

(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the relevant Member.

9.2	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

9.3	With respect to redeeming or repurchasing the Shares:

(a)	Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in Article 54; and

(b)	Public Shares shall be repurchased by way of tender offer in the circumstances set out in Article 54.

9.4	The redemptions and repurchases of Shares in the circumstances described in Article 9.3 shall not require further approval of the Members.

9.5	Class B Shares held by the Sponsor shall be surrendered on a pro rata basis for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the number of issued Class B Shares will equal 25 per cent of the sum of the Company’s issued Class B Shares and Public Shares upon completion of the IPO (including any Public Shares issued pursuant to any exercise of the Over-Allotment Option).

9.6	Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

9.7	The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

9.8	The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating structure.

9.9	The Directors may accept the surrender for no consideration of any fully paid Share (including any redeemable share) on such terms and in such manner as the Directors may determine.

10.	Treasury Shares

10.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

10.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10.3	No Dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to Members on a winding up) may be declared or paid in respect of a Treasury Share.

10.4	The Company shall be entered in the Register of Members as the holder of the Treasury Shares provided that:

(a)	the Company shall not be treated as a Member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void; and

(b)	a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued Shares at any given time, whether for the purposes of these Articles or the Statute, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a Treasury Share shall be treated as Treasury Shares.

11.	Variation of Share Rights

11.1	If at any time the share capital of the Company is divided into different Classes of Shares, all or any of the rights attached to any Class (unless otherwise provided by the terms of issue of the Shares of that Class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that Class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two-thirds of the issued Shares of that Class, or with the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the Shares of that Class (other than with respect to a waiver of the provisions of these Articles in respect of a Class B Share Conversion, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Class B Shares). For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant Class. To any such meeting all the provisions of these Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one or more Persons holding or representing by proxy at least one-third of the issued Shares of the Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Members of the Class who are present shall form a quorum) and that any holder of Shares of the Class present in person or by proxy may demand a poll.

11.2	For the purposes of a separate class meeting, the Directors may treat two or more or all the Classes as forming one Class if the Directors consider that such Class would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes.

11.3	The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that Class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights, any variation of the rights conferred upon the holders of Shares of any other Class, or the redemption or purchase of any Shares of any Class by the Company.

12.	Commission on Sales of Shares

The Company may, in so far as the Statute permits, pay a commission to any Person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

13.	Non-Recognition of Trusts

Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Statute requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Member registered in the Register of Members; provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

14.	Lien on Shares

14.1	The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other Person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

14.2	The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the Person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

14.3	To give effect to any such sale the Directors may authorise any Person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under these Articles.

14.4	The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the Person entitled to the Shares at the date of the sale.

15.	Calls on Shares

15.1	Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A Person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

15.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

15.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

15.4	If a call remains unpaid after it has become due and payable, the Person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

15.5	An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

15.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

15.7	The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

15.8	No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

16.	Forfeiture of Shares

16.1	If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the Person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

16.2	If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

16.3	A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any Person the Directors may authorise some Person to execute an instrument of transfer of the Share in favour of that Person.

16.4	A Person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

16.5	A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all Persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the Person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

16.6	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

17.	Ordinary Share Rights

With the exception that the holder of a Class B Share shall have the conversion rights referred to in Article 18, the Director appointment and removal rights referred to in Article 31.1 and the right to vote on any resolution to approve any transfer by way of continuation pursuant to Article 51, and except as otherwise specified in these Articles or required by law, the rights attaching to all Class A Shares and Class B Shares shall rank pari passu in all respects and the Class A Shares and Class B Shares shall vote together as a single class on all matters.

18.	Class B Share Conversion

18.1	Subject to adjustment as provided in Article 18.2, Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the Initial Conversion Ratio) (a) at any time and from time to time at the option of the holder thereof; and (b) automatically upon the consummation of an initial Business Combination.

18.2	Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any Equity-linked Securities are issued or deemed issued by the Company in excess of the amounts sold in the IPO and related to or in connection with the consummation of an initial Business Combination, the ratio at which the Class B Shares convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, in the aggregate, on an as-converted basis, 25 per cent of the sum of: (a) the total number of all Ordinary Shares issued and outstanding upon completion of the IPO (including any Public Shares issued pursuant to the exercise of the Over-Allotment Option and excluding the Class A Shares underlying the Private Securities), plus (b) the total number of Class A Shares issued or deemed issued, or issuable upon the conversion or exercise of any Equity-linked Securities issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination (excluding (x) any Shares or Equity-linked Securities issued, or to be issued, to any seller in the initial Business Combination and (y) any Private Placement Units issued to the Sponsor or any of its Affiliates or the Directors or Officers upon conversion of working capital loans), minus (c) the number of Class A Shares redeemed in connection with the initial Business Combination and any Class A Shares redeemed in accordance with Article 54.8 prior to the consummation of the initial Business Combination.

18.3	The foregoing conversion ratio shall also be adjusted to account for any share capitalisations, subdivision (by share split, subdivision, exchange, rights issue, reclassification, recapitalisation or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of these Articles without a proportionate and corresponding share capitalisation, subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

18.4	Each Class B Share shall convert into its pro rata number of Class A Shares as set forth in this Article 18.4. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to these Articles and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

18.5	References in this Article 18 to converted, conversion or exchange shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

18.6	Notwithstanding anything to the contrary in this Article 18, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

19.	Amendments of Memorandum and Articles of Association and Alteration of Share Capital

19.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum to be divided into Shares of such Classes and amount and with such rights, priorities and privileges annexed thereto as the Ordinary Resolution shall prescribe;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)	cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

19.2	All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of these Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

19.3	Subject to the provisions of the Statute and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to these Articles (subject to the definition of Special Resolution, Article 31.2, Article 51.2 and Article 54);

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

20.	Offices and Place of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

21.	General Meetings

21.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

21.2	The Company may, but shall not (unless required by the Statute or, for so long as any Shares are traded on a Designated Stock Exchange, the rules or regulations of the Designated Stock Exchange) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

21.3	The Directors may, whenever they think fit, convene a general meeting of the Company and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

21.4	Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

22.	Notice of General Meetings

22.1	At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place (including any Electronic Facility), the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such Persons as are, under these Articles, entitled to receive such notices from the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)	in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

22.2	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any Person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

23.	Proceedings at General Meetings

23.1	No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Members holding one-third of the issued Shares present in person or by proxy and entitled to vote at that meeting shall form a quorum.

23.2	If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and place or to such other day, time and/or place (including any Electronic Facility) as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Member or Members present shall be a quorum.

23.3	If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of any Electronic Facility or a telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

23.4	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

23.5	The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any Person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

23.6	If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

23.7	The chairman may adjourn a meeting from time to time and from place to place (including any Electronic Facility) either:

(a)	with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting); or

(b)	without the consent of such meeting if, in his sole opinion, he considers it necessary to do so to:

(i)	secure the orderly conduct or proceedings of the meeting; or

(ii)	give all Persons present in person or by proxy and having the right to speak and/or vote at such meeting, the ability to do so,

but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

23.8	When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

23.9	If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

23.10	When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

23.11	A resolution put to the vote of the meeting shall be decided on a poll.

23.12	A poll shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

23.13	In the case of an equality of votes the chairman of the general meeting shall be entitled to a second or casting vote.

23.14	A poll on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll on any other question shall be taken at such date, time and place (including any Electronic Facility) as the chairman of the general meeting directs.

24.	Votes of Members

24.1	Except as otherwise provided in these Articles and subject to any rights or restrictions for the time being attached to any Shares (including as set out at Article 31.1, Article 51.2 and Article 54), every Member present in person and every Person representing a Member by proxy shall, at a general meeting of the Company, have one vote for each Share of which he or the Person represented by proxy is the holder.

24.2	In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

24.3	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other Person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other Person may vote by proxy.

24.4	No Person shall be entitled to vote at any general meeting unless they are registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by them in respect of Shares carrying the right to vote held by them have been paid.

24.5	No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

24.6	Votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

24.7	A Member holding more than one Share need not cast the votes in respect of their Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing them, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which they are appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which they are appointed.

25.	Proxies

25.1	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of their attorney duly authorised in writing, or, if the appointor is a corporation or other non-natural person, under the hand of its duly authorised representative, or otherwise given in such other manner as the Directors may approve. A proxy need not be a Member.

25.2	The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the Person named in the instrument proposes to vote.

25.3	The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

25.4	The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

25.5	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

26.	Corporate Members

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such Person as it thinks fit to act as its representative at any meeting of the Company or at any meeting of any Class of Members, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which they represent as the corporation could exercise if it were an individual Member.

27.	Clearing Houses

If a Clearing House (or its nominee(s)) is a Member it may authorise such Person or Persons as it thinks fit to act as its representative or representatives at any general meeting of the Company or at any meeting of any Class of Members provided that, if more than one Person is so authorised, the authorisation shall specify the number and Class of Shares in respect of which each such Person is so authorised. A Person so authorised pursuant to this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same powers on behalf of the Clearing House (or its nominee(s)) which they represent as if such Person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

28.	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

29.	Directors

The Company may by Ordinary Resolution from time to time fix the maximum and minimum number of Directors to be appointed but unless such numbers are fixed as aforesaid the minimum number of Directors shall be one and the maximum number of Directors shall be unlimited.

30.	PowerS of Directors

30.1	Subject to the provisions of the Statute, the Memorandum and these Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or these Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of the Directors at which a quorum is present may exercise all powers exercisable by the Directors.

30.2	All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as the Directors shall determine by resolution.

30.3	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to their widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

30.4	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

30.5	The Directors shall have the authority to present a winding up petition on behalf of the Company without the sanction of a resolution passed by the Company in general meeting.

31.	APPOINTMENT AND REMOVAL OF DIRECTORS

31.1	The Company may by Ordinary Resolution appoint any Person to be a Director or may by Ordinary Resolution remove any Director, provided that prior to the consummation of a Business Combination and for so long as there are Class B Shares in issue, only the holders of the Class B Shares shall be entitled to vote on any such Ordinary Resolution. For the avoidance of doubt, prior to the consummation of a Business Combination, if there are any Class B Shares in issue, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director, even if such Director will be appointed in connection with the consummation of a Business Combination.

31.2	Prior to the consummation of a Business Combination and except where such amendment is proposed in respect of the consummation of a Business Combination, Article 31.1 and this Article 31.2 may only be amended by a Special Resolution passed by at least 90 per cent of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given (and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Member is entitled), or by way of unanimous written resolution.

31.3	For so long as the Company’s shares are traded on a Designated Stock Exchange, the Directors shall be divided into three (3) classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class by the affirmative vote of a simple majority of the Directors present and voting at a Board meeting. At the first annual general meeting of Members after the IPO, the term of office of the Class I Directors shall expire and Class I Directors shall be elected for a full term of three (3) years. At the second annual general meeting of Members after the IPO, the term of office of the Class II Directors shall expire and Class II Directors shall be elected for a full term of three (3) years. At the third annual general meeting of Members after the IPO, the term of office of the Class III Directors shall expire and Class III Directors shall be elected for a full term of three (3) years. At each succeeding annual general meeting of Members, Directors shall be elected for a full term of three (3) years to succeed the Directors of the class whose terms expire at such annual general meeting. Notwithstanding the foregoing provisions of this Article, each Director shall hold office until:

(a)	the expiration of their term;

(b)	their successor shall have been duly elected and qualified; or

(c)	their earlier death, resignation or removal.

No decrease in the number of Directors constituting the board of Directors shall shorten the term of any incumbent Director.

31.4	After the consummation of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

31.5	The Directors may appoint any Person to be a Director, either to fill a vacancy or as an additional Director, provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with these Articles as the maximum number of Directors.

32.	VACATION OF OFFICE OF DIRECTOR

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that they resign the office of Director; or

(b)	the Director is absent (for the avoidance of doubt, without being represented by proxy or an alternate Director appointed by them) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that they have by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with their creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)	all of the other Directors (being not less than two in number) determine that the Director should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with these Articles or by a resolution in writing signed by all of the other Directors; or

(f)	the Director is removed from office pursuant to any other provision of these Articles.

33.	PROCEEDINGS OF DIRECTORS

33.1	Subject to the provisions of these Articles, the Directors may meet together (either within or outside the Cayman Islands) for the dispatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting of the Directors shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.

33.2	The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed, if there be two or more Directors the quorum shall be two, and if there be one Director the quorum shall be one. A Person who holds office as an alternate Director shall, if their appointor is not present, be counted in the quorum. A Director who also acts as an alternate Director shall, if their appointor is not present, count twice towards the quorum.

33.3	A Person may participate in a meeting of the Directors or any committee of Directors by conference telephone, video, a virtual platform or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other at the same time. Participation by a Person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

33.4	A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution (an alternate Director being entitled to sign such a resolution on behalf of his appointor and if such alternate Director is also a Director, being entitled to sign such resolution both on behalf of his appointer and in his capacity as a Director) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

33.5	A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of these Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

33.6	The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

33.7	The Directors may elect a chairman of their board and determine the period for which they are to hold office, but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

33.8	Subject to any regulations imposed on it by the Directors, including where the Directors have designated a chairman of the committee, a committee appointed by the Directors may elect a chairman of its meetings and determine the period for which they are to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the committee members present may choose one of their number to be chairman of the meeting.

33.9	A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any committee meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

33.10	All acts done by any meeting of the Directors or of a committee of the Directors (including any Person acting as an alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such Person had been duly appointed and/or not disqualified to be a Director or alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

33.11	A Director (but not an alternate Director) may be represented at any meetings of the board of Directors by a proxy appointed by them in writing. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

34.	PRESUMPTION OF ASSENT

A Director or alternate Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless their dissent shall be entered in the minutes of the meeting or unless they shall file their written dissent from such action with the Person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such Person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director or alternate Director who voted in favour of such action.

35.	DIRECTORS’ INTERESTS

35.1	A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with their office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

35.2	A Director or alternate Director may act on their own or by, through or on behalf of their firm, in a professional capacity for the Company and they or their firm shall be entitled to remuneration for professional services as if they were not a Director or alternate Director; provided that nothing herein contained shall authorise a Director or their firm to act as auditor to the Company.

35.3	A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by them as a director or officer of, or from their interest in, such other company.

35.4	No Person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established. A Director (or their alternate Director in their absence) shall be at liberty to vote in respect of any contract or transaction in which they are interested provided that the nature of the interest of any Director (or alternate Director) in any such contract or transaction shall be disclosed by them at or prior to its consideration and any vote thereon.

35.5	A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which they have an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

36.	MINUTES

36.1	The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any Class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors or alternate Directors present at each meeting.

36.2	When the chairman of a meeting of the Directors or of a committee of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

37.	DELEGATION OF DIRECTORS’ POWERS

37.1	The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee); any committee so formed shall in the exercise of the powers so delegated conform to any conditions that may be imposed on it by the Directors. The Directors may also delegate to any Director holding any executive office such of their powers, authorities and discretions as they consider desirable to be exercised by such Director provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if they cease to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions that may be imposed by the Directors, the proceedings of a committee of Directors shall be governed by these Articles regulating the proceedings of Directors, so far as they are capable of applying.

37.2	The Directors may establish any committees, local boards or agencies or appoint any Person to be a manager or agent for managing the affairs of the Company and may appoint any Person to be a member of such committees, local boards or agencies and such Person need not be a Director or Officer. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions that may be imposed by the Directors, the proceedings of any such committee, local board or agency shall be governed by these Articles regulating the proceedings of Directors, so far as they are capable of applying.

37.3	The Directors may adopt formal written charters for committees. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine.

37.4	The Directors may by power of attorney or otherwise appoint any Person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

37.5	The Directors may by power of attorney or otherwise appoint any Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in them.

37.6	The Directors may from time to time appoint any Person, whether or not a Director, to hold such office in the Company as the Directors may think necessary for the administration of the Company (including, for the avoidance of doubt and without limitation, a chairman, chief executive officer, president, chief financial officer, chief operating officer, vice-presidents, secretary, assistant secretaries, treasurer or any other Officers as may be determined by the Directors), and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Unless otherwise specified in the terms of their appointment, any Officer may be removed by resolution of the Directors or by the Company by Ordinary Resolution. An Officer may vacate their office at any time if they give notice in writing to the Company that they resign their office.

38.	ALTERNATE DIRECTORS

38.1	Any Director (but not an alternate Director) may by writing appoint any other Director, or any other Person willing to act, to be their alternate Director and by writing may remove from office an alternate Director so appointed by them.

38.2	An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which their appointor is a member, to attend and vote at every such meeting at which the Director appointing them is not personally present, to sign any written resolution of the Directors (except where such written resolution of the Directors have been signed by the appointing Director), and generally to perform all the functions of their appointor as a Director in their appointor’s absence.

38.3	An alternate Director shall cease to be an alternate Director if their appointor ceases to be a Director.

38.4	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

38.5	Subject to the provisions of these Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for their own acts and defaults and shall not be deemed to be the agent of the Director appointing them.

39.	NO MINIMUM SHAREHOLDING

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed, a Director is not required to hold Shares.

40.	REMUNERATION OF DIRECTORS

40.1	The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any Class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

40.2	The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond that Director’s ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity, shall be in addition to their remuneration as a Director.

41.	SEAL

41.1	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one Person who shall be either a Director or Officer or other Person appointed by the Directors for the purpose.

41.2	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

41.3	A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

42.	DIVIDENDS, DISTRIBUTIONS AND RESERVE

42.1	Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the Share Premium Account or as otherwise permitted by law.

42.2	Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

42.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

42.4	The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

42.5	Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

42.6	The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

42.7	Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such Person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

42.8	No Dividend or other distribution shall bear interest against the Company.

42.9	Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

43.	CAPITALISATION

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the Share Premium Account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any Person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

44.	SHARE PREMIUM ACCOUNT

44.1	The Directors shall in accordance with the Statute establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

44.2	There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the determination of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Statute, out of capital.

45.	BOOKS OF ACCOUNT

45.1	The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

45.2	The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

45.3	The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

46.	AUDIT

46.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

46.2	If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy.

46.3	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

46.4	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Company.

46.5	Without prejudice to the freedom of the Directors to establish any other committee, if any of the Shares (or depositary receipts therefor) are listed or quoted on a Designated Stock Exchange, and if required by the rules of the Designated Stock Exchange, the Directors shall establish and maintain an Audit Committee as a committee of the board of Directors and shall adopt a formal written audit committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority.

46.6	If any of the Shares (or depositary receipts therefor) are listed or quoted on a Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

46.7	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists) or otherwise by the Directors.

46.8	Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

46.9	If any of the Shares (or depositary receipts therefor) are listed or quoted on a Designated Stock Exchange, the Audit Committee shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.

47.	NOTICES

47.1	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, telex, fax or e-mail to such Member or to such Member’s address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by electronic communication in accordance with the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or by placing it on the Company’s Website.

47.2	Where a notice is sent by:

(a)	courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was delivered to the courier;

(b)	post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)	telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)	e-mail or other electronic communication (such as transmission to any number, address or internet website (including the website of the SEC) or other electronic delivery methods as otherwise decided and approved by the Directors), service of the notice shall be deemed to have been served immediately upon the time of the transmission by e-mail or approved electronic communication, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)	placing it on the Company’s Website, service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

47.3	A notice may be given by the Company to the Person or Persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the Persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

47.4	Notice of every general meeting shall be given in any manner authorised by these Articles to:

(a)	every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting and who has supplied to the Company an address for the giving of notices to them, except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members; and

(b)	every Person upon whom the ownership of a Share devolves because they are a legal personal representative or a trustee in bankruptcy of a Member where the Member but for their death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

48.	WINDING UP

48.1	If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)	if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)	if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

48.2	If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different Classes. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

49.	INDEMNITY AND INSURANCE

49.1	Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an Indemnified Person) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful default or wilful neglect. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful default or wilful neglect of such Indemnified Person. No Person shall be found to have committed actual fraud, wilful default or wilful neglect under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

49.2	The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

49.3	The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such Person in respect of any negligence, default, breach of duty or breach of trust of which such Person may be guilty in relation to the Company.

49.4	The rights to indemnification and advancement of expenses conferred on any Indemnified Person as set out in this Article will not be exclusive of any other rights that any Indemnified Person may have or hereafter acquire.

50.	FINANCIAL YEAR

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

51.	TRANSFER BY WAY OF CONTINUATION

51.1	The Company shall have the power, subject to the provisions of the Statute and with the approval of a Special Resolution passed in accordance with Article 51.2, to continue as a body incorporated under the laws of any jurisdiction outside of the Cayman Islands and to be de-registered in the Cayman Islands.

51.2	Prior to the closing of a Business Combination and for so long as there are Class B Shares in issue:

(a)	only the Class B Shares shall carry the right to vote on any resolution of the shareholders to approve any transfer by way of continuation pursuant to this Article (including any Special Resolution required to amend the constitutional documents of the Company or to adopt new constitutional documents of the Company, in each case, as a result of the Company approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands); and

(b)	except where such amendment is proposed in respect of the consummation of a Business Combination, this Article 51 may only be amended by a Special Resolution passed by at least 90 per cent of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given (and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Member is entitled), or by way of unanimous written resolution.

52.	MERGERS AND CONSOLIDATIONS

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

53.	DISCLOSURE

The Directors, Officers or any authorised service providers (including the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any Designated Stock Exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register of Members and books of the Company.

54.	BUSINESS COMBINATION

54.1	Notwithstanding any other provision of these Articles, this Article 54 shall apply during the period commencing upon the adoption of these Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article 54. In the event of a conflict between this Article 54 and any other Articles, the provisions of this Article 54 shall prevail.

54.2	Prior to the consummation of a Business Combination, the Company shall either:

(a)	submit such Business Combination to the Members for approval; or

(b)	provide Members with the opportunity to have their Public Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of Permitted Withdrawals), divided by the number of Public Shares then in issue. Such obligation to repurchase Public Shares is subject to the completion of the proposed Business Combination to which it relates.

54.3	If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the SEC prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a Member vote to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the SEC.

54.4	At a general meeting called for the purposes of approving a Business Combination pursuant to these Articles, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination.

54.5	Any Member holding Public Shares who is not a Founder, Director or Officer may, at least two business days prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash (the Business Combination Redemption), provided that no such Member acting together with any Affiliate or any other Person with whom such Member is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act) may exercise this redemption right with respect to more than an aggregate of 15 per cent of the Public Shares without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. In connection with any vote held to approve a proposed Business Combination, holders of Public Shares seeking to exercise their redemption rights will be required to either tender their certificates (if any) to the Company’s transfer agent or to deliver their shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, in each case up to two business days prior to the initially scheduled vote on the proposal to approve a Business Combination and comply with any other applicable requirements provided for in the related proxy materials. If so demanded, the Company shall pay any such redeeming Member, regardless of whether they are voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (which interest shall net of Permitted Withdrawals) divided by the number of Public Shares then in issue (such redemption price being referred to herein as the Redemption Price. The Redemption Price shall be paid promptly following the consummation of the relevant Business Combination. If the proposed Business Combination is not approved or completed for any reason then such redemptions shall be cancelled and share certificates (if any) returned to the relevant Members as appropriate.

54.6	A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

54.7	In the event that the Company does not consummate a Business Combination within the Completion Window; or if the Directors, acting in good faith, determine by resolution, and provide notice in writing to the Members, that the Company is unable to consummate a Business Combination within the Completion Window, the Company shall: (a) cease all operations except for the purpose of winding up; (b) as promptly as reasonably possible but not more than ten business days thereafter (and subject to lawfully available funds therefor), redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall net of Permitted Withdrawals, and up to US$100,000 of interest to pay dissolution expenses), divided by the number of Public Shares then in issue, which redemption will completely extinguish the rights of the holders of Public Shares as Members (including the right to receive further liquidation distributions, if any); and (c) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of Applicable Law.

54.8	In the event that any amendment is made to these Articles (a) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within the Completion Window or (b) with respect to any other material provisions of these Articles relating to the rights of holders of Class A Shares or pre-initial Business Combination activity, each holder of Public Shares who is not a Founder, Director or Officer shall be provided with the opportunity to redeem their Public Shares upon the approval and effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall net of Permitted Withdrawals) divided by the number of Public Shares then in issue, subject to applicable law.

54.9	A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of a Business Combination Redemption, a repurchase of Public Shares by means of a tender offer pursuant to Article 54.2(b), a distribution of the Trust Account pursuant to Article 54.7 or a redemption of Public Shares in connection with an amendment to these Articles pursuant to Article 54.8. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

54.10	Except in connection with the conversion of Class B Shares into Class A Shares pursuant to Article 18 where the holders of such Shares have waived any right to receive funds from the Trust Account, after the issue of Public Shares and prior to the consummation of a Business Combination, the Company shall not issue additional Shares that would entitle the holders thereof to:

(a)	receive funds from the Trust Account; or

(b)	vote as a class with Public Shares on a Business Combination.

54.11	As long as the securities of the Company are listed on The New York Stock Exchange, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80 per cent of the value of the assets held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. An initial Business Combination must not be effectuated solely with another blank cheque company or a similar company with nominal operations.

54.12	As long as the securities of the Company are listed on the New York Stock Exchange, the Company’s initial Business Combination must be approved by a majority of the independent directors (as defined pursuant to the rules and regulations of the Designated Stock Exchange).

54.13	A Director may vote in respect of any Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors at the time of, or prior to, such vote.

54.14	Subject to Articles 54.11 and 54.15, the Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, the Directors or Officers, or a non-managing member of the Sponsor (an Affiliated Transaction) if such transaction is approved by a majority of the independent directors (as defined pursuant to the rules and regulations of the Designated Stock Exchange) and the Directors that did not have an interest in such transaction.

54.15	In the event the Company enters into an Affiliated Transaction, the Company, or a committee of independent directors, will obtain an opinion from an independent entity that commonly renders valuation opinions stating that the consideration to be paid by the Company in such initial Business Combination is fair to the Company from a financial point of view.

55.	BUSINESS OPPORTUNITIES

55.1	To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (Management) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company.

55.2	To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which (a) may be a corporate opportunity for any Management, on the one hand, and the Company, on the other, unless such opportunity is expressly offered to such Management in their capacity as a Director or Officer and the opportunity is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for the Company to pursue or (b) the presentation of which would breach an existing legal obligation of such Management to any other entity. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another Person, or does not communicate information regarding such corporate opportunity to the Company, unless such opportunity is expressly offered to such Management in their capacity as a Director or Officer and the opportunity is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for the Company to pursue.

55.3	Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

55.4	To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company and (if applicable) each Member hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company or such Member may have for such activities described in this Article. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

56.	EXCLUSIVE FORUM

56.1	Unless the Company consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Memorandum, these Articles or otherwise related in any way to each Member’s shareholding in the Company, including but not limited to:

(a)	any derivative action or proceeding brought on behalf of the Company;

(b)	any action asserting a claim of breach of any fiduciary or other duty owed by any current or former Director, Officer or other employee of the Company to the Company or the Members;

(c)	any action asserting a claim arising pursuant to any provision of the Statute, the Memorandum or these Articles; or

(d)	any action asserting a claim against the Company governed by the “Internal Affairs Doctrine” (as such concept is recognised under the laws of the United States of America).

56.2	Each Member irrevocably submits to the exclusive jurisdiction of the courts of the Cayman Islands over all such claims or disputes.

56.3	Without prejudice to any other rights or remedies that the Company may have, each Member acknowledges that damages alone would not be an adequate remedy for any breach of the selection of the courts of the Cayman Islands as exclusive forum and that accordingly the Company shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the selection of the courts of the Cayman Islands as exclusive forum.

56.4	This Article 56 shall not apply to any action or suits brought to enforce any liability or duty created by the United States Securities Act of 1933, as amended, the Exchange Act, or any claim for which the federal district courts of the United States of America are, as a matter of the laws of the United States of America, the sole and exclusive forum for determination of such a claim.